                                                                   EXHIBIT 12.01

             CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND SUBSIDIARIES
                Calculation of Ratio of Earnings to Fixed Charges
                                   (Unaudited)

                                                                          Years Ended December 31,
                                                               ----------------------------------------------
Dollars in millions                                             2004      2003      2002      2001     2000
-------------------                                            -------   ------   -------   -------   -------
Earnings (losses) from continuing operations:
Income (loss) from continuing operations before income taxes
   and cumulative effect of changes in accounting principles   $(2,395)  $4,673   $ 3,053   $ 4,120   $ 4,742
Add fixed charges (see below)                                    6,519    5,207     7,002    12,130    14,652
                                                               -------   ------   -------   -------   -------
Earnings as defined                                            $ 4,124   $9,880   $10,055   $16,250   $19,394
                                                               =======   ======   =======   =======   =======

Fixed charges from continuing operations:
   Interest expense                                            $ 6,371   $5,060   $ 6,844   $11,987   $14,530
   Other adjustments                                               148      147       158       143       122
                                                               -------   ------   -------   -------   -------
Fixed charges from continuing operations as defined            $ 6,519   $5,207   $ 7,002   $12,130   $14,652
                                                               =======   ======   =======   =======   =======
Ratio of earnings to fixed charges                                0.63     1.90      1.44      1.34      1.32
                                                               =======   ======   =======   =======   =======

NOTES:

The ratio of earnings to fixed charges from continuing operations was calculated by dividing the sum of fixed charges into the sum of income (loss) before income taxes and cumulative effect of change in accounting principles and fixed charges.

Fixed charges consist of interest expense, including capitalized interest and a portion of rental expense representative of the interest factor.